Exhibit 99.1

Vanguard Natural Resources, LLC Announces Closing of Acquisition

Houston, May 24, 2010 – (PR Newswire) – Vanguard Natural Resources, LLC (NYSE: VNR) (“the Company”) today announced that on Thursday May 20, 2010 it consummated its previously announced acquisition of oil and gas producing properties from a private seller for an adjusted purchase price of $114.6 million, subject to customary post-closing adjustments. The effective date of the acquisition was May 1, 2010.

The acquired properties are all located in Mississippi, Texas and New Mexico, and include:

•	Estimated proved reserves of 4.7 MMboe
•	96% oil
•	61% proved producing
•	Reserve to production ratio of approximately 15 years
•	Approximately 850 Boe/d of net daily production

Scott W. Smith, President and Chief Executive Officer commented “We are very pleased to announce the closing of this acquisition and look forward to building upon the platform we now have established in Mississippi.”

In conjunction with this acquisition, the Company has entered into new oil hedges covering approximately 56% of the expected production from proved producing reserves through 2013 at a weighted average price of $91.70 per barrel. In the near future, a detailed schedule of the new oil hedges will be provided along with an updated 2010 production and financial forecast reflecting the impact of the acquisition.

Funding for the acquisition was derived from the approximate $71.5 million in net proceeds from our recent equity offering and with borrowings under our existing credit facility. After consideration of this acquisition, borrowings under the credit facility currently total $179.2 million.  The Company anticipates having an amended credit facility in place by approximately June 1, 2010 which will among other things reflect an increase to the current $195 million borrowing base.

Management intends to recommend to the Company’s Board of Directors an increase in the quarterly distribution rate for the second quarter 2010 distribution which will be paid to holders of record as of August 6, 2010 on August 13, 2010.  The Company is currently distributing $0.525 per quarter ($2.10 annualized) which equates to an approximate 11% tax deferred yield (before the anticipated increase) based on the Friday May 21, 2010 closing price of $19.19.

About Vanguard Natural Resources, LLC

Vanguard Natural Resources, LLC is a publicly traded limited liability company focused on the acquisition, production and development of natural gas and oil properties. The Company's assets consist primarily of producing and non-producing natural gas and oil reserves located in the southern portion of the Appalachian Basin, the Permian Basin, South Texas and in Mississippi. More information on the Company can be found at www.vnrllc.com.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the federal securities laws. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include but are not limited to statements about the acquisition announced in this press release, the related financing plans, and statements with respect to future distributions. These statements are based on certain assumptions made by the Company based on management's experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, availability of sufficient cash flow to pay distributions and execute our business plan, prices and demand for oil, natural gas and natural gas liquids, our ability to replace reserves and efficiently develop our current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company's reports filed with the Securities and Exchange Commission. Please see "Risk Factors" in the Company's public filings.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to publicly correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACT: Vanguard Natural Resources, LLC
Investor Relations
Lisa Godfrey, 832-327-2234
investorrelations@vnrllc.com

SOURCE: Vanguard Natural Resources, LLC